Exhibit 99.1

August 21, 2019 – For Immediate Release

INFOR ANNOUNCES EXECUTIVE LEADERSHIP TRANSITION

Elevates Kevin Samuelson to CEO;

Charles Phillips becomes Chairman of Board of Directors

Announces several additional new senior leadership appointments

NEW YORK—Infor, a leading provider of business applications specialized by industry and built for the cloud, today announced a planned leadership transition through which Kevin Samuelson, who has served as Infor’s CFO, has been named Chief Executive Officer. Charles Phillips, who has served as CEO since 2010, has been named Chairman of Infor’s Board of Directors. Samuelson will also join Infor’s Board of Directors.

Samuelson is one of the longest tenured executives at Infor, having spent 14 years between M&A and CFO roles. Samuelson was instrumental in driving strategic acquisitions for Infor, helping grow the company from $35 million in annual revenue, to $3 billion, as well as securing enduring investment partners. Samuelson has also been actively involved in a broad array of Infor’s operational and sales activities and has played a key role in several of the company’s recent large customer wins.

“I feel very fortunate to work with such a great team at Infor,” said Samuelson. “Charles’s guidance and leadership helped shape this company into a market leading provider of multitenant, cloud-based ERP applications. Our vision is to build on Infor’s impressive trajectory, continually evolve our range of SaaS products that allow for quick and material ROI and value add for our customers and provide first-class service at every step of the journey.”

Phillips’s tenure as CEO has seen unprecedented growth and expansion of Infor with more than $2.5 billion invested in product design and development in the past five years. Phillips, in addition to Samuelson and Soma Somasundaram (President and CTO), have played critical roles in overseeing and perfecting Infor’s current product suite and shifting the company to the cloud. In his new role as Chairman of the Board, Phillips will focus on strategy development, customer relationships, and new acquisitions.

Phillips said, “I’m extremely proud of the team’s accomplishments during my tenure. It is the right time to evolve our executive leadership as we continue to drive innovation in the industry. Kevin is a talented leader and I look forward to working with him and our experienced team as Chairman. I am confident Kevin and his leadership team will take Infor to the next level of growth, successfully implement our business strategy, and take advantage of the market opportunities ahead. Infor has great people and is poised for growth in its unique mission as the first industry cloud company.”

In connection with today’s announcement, Infor has made several additional senior leadership appointments that support the evolution of the company’s operating model to enhance sales, service and customer functions by geography, as well as support its long-term growth strategy:

•	Soma Somasundaram, who has been with the company for over two decades, will take on the newly created President of Products position, in addition to maintaining his current role as CTO.

•	Jay Hopkins has been promoted from Chief Accounting Officer to CFO.

•	Cormac Watters has been promoted to General Manager, Head of International Markets.

•	Rod Johnson has been promoted to General Manager, Head of Americas.

All leadership appointments announced today are effective immediately.

In January 2019, Infor received a $1.5 billion committed investment from its two primary shareholders, Koch Equity Development, LLC (KED) and Golden Gate Capital. This investment followed KED’s more than $2 billion equity infusion in February 2017.

“Infor’s success, in terms of the value the company provides to its customers and the level of interest and investment it’s drawn over the past decade, are a direct result of the hard work of all Infor employees, and the vision its leadership team has put in place,” said Jim Hannan, executive VP and CEO, enterprises for Koch Industries. “On behalf of the entire Board of Directors, I want to congratulate these individuals as they prepare us for Infor’s exciting next phase.”

“We have witnessed first-hand the transformative leadership and relentless dedication that Charles has brought to migrating the company to the cloud during his tenure. We are grateful for Charles’s leadership over the past nine years and pleased the organization will continue to benefit from his vision and expertise in his new role as Chairman. Looking ahead, we are confident that Kevin, a deeply experienced executive with a customer-first mindset, is the right person to lead Infor as the company continues to deliver transformative innovation to customers around the world,” said David Dominik, managing director of Golden Gate Capital, which made its first investment in Infor in 2002.

Individual biographies for Infor’s global leadership team can be found at www.infor.com/leadership.

About Infor Infor is a global leader in business cloud software specialized by industry. With 17,300 employees and over 68,000 customers in more than 170 countries, Infor software is designed for progress. To learn more, please visit www.infor.com.

About Koch Equity Development

Koch Equity Development (KED) is the investment and acquisition subsidiary of Koch Industries, one of the largest privately held businesses in America. With offices in Wichita and London, KED focuses its efforts on strategic acquisitions and industry agnostic principal investments. Significant principal investments completed include Getty Images, Global Medical Response, Meredith/Time Inc., Solera Holdings Inc., The ADT Corporation, and Transaction Network Services. Since 2012, KED has invested more than $10 billion of equity in principal investments.

Since 2003, Koch companies have invested nearly $100 billion in acquisitions and other capital expenditures. With a presence in 60 countries, Koch companies employ nearly 130,000 people worldwide, with about 67,000 of those in the United States. From January 2009 to present, Koch companies have earned more than 1,300 awards for safety, environmental excellence, community stewardship, innovation, and customer service.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with over $15 billion of committed capital. The principals of Golden Gate Capital have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. Other notable software investments sponsored by Golden Gate Capital include BMC Software, Vector Solutions, Neustar, Ensemble Health Partners, and 2020 Technologies. For more information, visit www.goldengatecap.com.

Contact Information

Sharon Sulc

Infor

614.537.6634

sharon.sulc@infor.com

Rob Carlton

KED | Koch Communications and Marketing

316.828.4070

Rob.Carlton@kochcm.com

Jenny Gore | David Isaacs

Golden Gate Capital | Sard Verbinnen & Co.

312.895.4700 | 415.618.8750

JGore@sardverb.com | DIsaacs@sardverb.com